UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2008

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Please see Item 2.03 below for a description of the promissory note and the guaranty Strategic Storage Trust, Inc. (the "Registrant") entered into in connection with the completion of the acquisition of certain assets.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On September 25, 2008, the Registrant through two wholly-owned subsidiaries of Strategic Storage Operating Partnership, L.P., the Registrant's operating partnership, closed on the purchase of self storage facilities located in Biloxi, Mississippi (the "Biloxi Property") and Gulf Breeze, Florida (the "Gulf Breeze Property") from U-Store-It, L.P., an unaffiliated third party. The purchase price for the two properties was $10,760,000 plus closing costs and acquisition fees. The Registrant paid its advisor $269,000 in acquisition fees in connection with this acquisition.

The Biloxi Property is a 596-unit self storage facility that sits on approximately 5.9 acres and contains approximately 66,600 rentable square feet of self storage space, located at 1742 Pass Road, Biloxi, Mississippi, on the west side of Interstate 110, south of Interstate 10. The Gulf Breeze Property is a 705-unit self storage facility that sits on approximately 3.0 acres and contains approximately 80,000 rentable square feet of self storage space, located at 15 McClure Drive, Gulf Breeze, Florida, less than 0.2 miles north of U.S. Highway 98 near its intersection with State Highway 399.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the acquisition of the Biloxi Property and the Gulf Breeze Property, the Registrant, through two special purpose entities formed to acquire and hold the Biloxi Property and the Gulf Breeze Property (collectively, the "Borrowing Entities"), entered into a secured promissory note with Spectrum Realty Mezzanine Fund I, LLC ("Spectrum") dated September 25, 2008 in the amount of $4,000,000 (the "Spectrum Promissory Note"). The Spectrum Promissory Note matures on March 25, 2009, with the entire principal balance and all accrued interest coming due on such date, subject to three one-month extensions upon mutual consent for an additional fee. The Spectrum Promissory Note bears a fixed interest rate of 13.0%, and the Registrant paid a loan fee in the amount of 3.0% of the funded loan amount at the loan closing. The Spectrum Promissory Note provides for interest-only payments payable in arrears on the first day of each calendar month during the six-month term. The Registrant may prepay all or a portion (in at least $500,000 increments) of the Spectrum Promissory Note without penalty, at any time, upon 15 days written notice to Spectrum. The Spectrum Promissory Note is secured by a deed of trust on the Registrant's interest in the Biloxi Property (the "Biloxi Deed of Trust"), a mortgage on the Registrant's interest in the Gulf Breeze Property (the "Gulf Breeze Mortgage") and certain of the assets of the Borrowing Entities. In addition, the Registrant and the Registrant's operating partnership both executed a guaranty in favor of Spectrum guaranteeing the payment of the Spectrum Promissory Note (the "Guaranty"). This description of the material terms of this financing is qualified in its entirety by the Spectrum Promissory Note attached hereto as Exhibit 10.1 and the Guaranty attached hereto as Exhibit 10.2 to this Current Report on Form 8-K.

Item 8.01.    Other Events

On September 26, 2008, the board of directors of the Registrant declared dividends for the fourth quarter of 2008 in the amount of $0.00191257 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10) payable to stockholders of record of such shares as shown on the books of the Registrant at the close of business on each day during the period, commencing on October 1, 2008 and continuing on each day thereafter through and including December 31, 2008. Such dividends payable to each stockholder of record during a month will be paid on such date of the following month as the President of the Registrant may determine. At this time, we intend to fund all of our distributions for the fourth quarter of 2008 from proceeds raised in this offering and operating revenues generated from the Biloxi Property and the Gulf Breeze Property, as well as any future investments made during the fourth quarter.

Item 9.01 Financial Statements and Exhibits

    Financial Statements of Real Estate Acquired.

    Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before December 11, 2008 by amendment to this Form 8-K.

    Pro Forma Financial Information.

See paragraph (a) above.

(d) Exhibits

10.1 Secured Promissory Note by and between SSTI 15 McClure Dr, LLC, SSTI 1742 Pass Rd, LLC and Spectrum Realty Mezzanine Fund I, LLC dated September 25,2008.

10.2 Guaranty by Strategic Storage Trust, Inc. and Strategic Storage Operating Partnership, L.P. f/b/o Spectrum Realty Mezzanine Fund I, LLC dated September 25, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: October 1, 2008	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer